EXHIBIT 99

Name:                               Nye Telenor East Invest AS

Address:                            Snaroyveien 30, N-1331 Fornebu,
                                    Norway

Issuer &
Ticker Symbol:                      Golden Telecom, Inc. (GLDN)

Date of Event
Requiring Statement:                February 6, 2004


                             EXPLANATION OF RESPONSE

     Nye Telenor East Invest AS ("Telenor") has agreed to acquire 40,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Golden Telecom, Inc. ("GTI") on February 11, 2004 from Capital International Global Emerging Markets Private Equity Fund, L.P., ("CIG"), a Delaware limited partnership, pursuant to the terms of a Share Purchase Agreement dated as of February 6, 2004 (the "Share Purchase Agreement") between Telenor and CIG. Under the terms of the Share Purchase Agreement, Telenor will pay CIG $29.25 per share of Common Stock. As a result of this transaction, Telenor will be the direct beneficial owner of the 7,369,972 Shares, which will constitute 20.5% of the issued and outstanding shares of Common Stock of GTI.

     Telenor is a direct wholly owned subsidiary of Telenor Business Solutions Holding AS, and Telenor Business Solutions Holding AS is a direct wholly owned subsidiary of Telenor ASA. As a result, Telenor Business Solutions Holding AS and/or Telenor ASA may be deemed to be the indirect beneficial owner of the Shares acquired by Telenor. Neither the filing of this Form 4 nor any of its contents shall be deemed to constitute an admission that Telenor Business Solutions Holding AS or Telenor ASA is the beneficial owner of the Shares acquired by Telenor for the purposes of Section 13(d) of the Exchange Act or for any other purpose, and such beneficial ownership is expressly disclaimed.

     The transaction described above is described in more detail in the Statement on Schedule 13D, as amended, under the Securities and Exchange Act of 1934, as amended, filed by Telenor, Telenor Business Solutions Holding AS and Telenor ASA with respect to the Shares.